Exhibit 1.1

INVESTMENT TECHNOLOGY GROUP, INC.

DIRECTORS’ EQUITY SUBPLAN

1.           Introduction.

The Investment Technology Group, Inc. Directors’ Equity Subplan (the “Subplan”) is implemented under the 1994 Stock Option and Long-Term Incentive Plan, as amended and restated (the “Plan”) of Investment Technology Group, Inc. (the “Company”), the terms of which are incorporated herein by reference, in order to promote ownership by non-employee directors of a greater proprietary interest in the Company, thereby aligning such non-employee directors’ interests more closely with the interests of stockholders of the Company, and to assist the Company in attracting and retaining highly qualified persons to serve as non-employee directors.

2.           Definitions.

Capitalized terms used in the Subplan but not defined herein shall have the same meanings as defined in the Plan.  In addition to such terms and the terms defined in Section 1 hereof, the following terms used in the Subplan shall have the meaning set forth below.

(a)          “Director” means a member of the Board who is not employed by the Company or any of its subsidiaries.

(b)         “Effective Date” means the date this Subplan shall become effective, which shall be January 1, 2006.

(c)          “Market Value” means, as of any date, the mean between the high and low regular way sales prices of the Common Stock as reported on the New York Stock Exchange for such date; provided, however, that at any time that the Common Stock is not quoted on the New York Stock Exchange, Market Value shall be determined by the Committee, in its discretion.

(d)         “Restricted Share Unit” means a unit entitling the holder to receive one share of Common Stock per unit in accordance with the terms of this Subplan.

3.           Administration.

The Subplan shall be administered by the Committee.  The Committee shall have full authority to construe and interpret the Subplan, and any action of the Committee with respect to the Subplan shall be final, conclusive, and binding on all persons.

4.           Options.

(a)          Initial Options.  An Option to purchase a number of shares of Common Stock having a fair market value on the date of grant, based on the Black-Scholes option pricing model (or such other model utilized by the Company in valuing Company equity awards in accordance with U.S. Generally Accepted Accounting Principles), equal to $100,000 will be granted under the Subplan to each person who is first elected or appointed to serve as a Director of the Company after the Effective Date, such grants to be effective on the date of such first election or appointment.  For purposes of this Subplan, all determinations of fair market value of Options using the Black-Scholes option pricing model will be based on the full five year Option term, the volatility assumption for the Common Stock used in the Company’s annual report on Form 10-K for the prior year, and the grant date risk-free interest rate.

(b)         Annual Options.  An Option to purchase a number of shares of Common Stock having a fair market value on the date of grant, based on the Black-Scholes option pricing model (or such other model utilized by the Company in valuing Company equity awards in accordance with U.S. Generally Accepted Accounting Principles), equal to $36,000 will be granted, on the forty fifth (45th) day following each of the Company’s annual meetings of shareholders at which Directors (or a class of Directors if the Company then has a classified Board of Directors) are elected or reelected by the Company’s shareholders, to each Director in office on the date of grant; provided, however, that no such grant will be made to a person first elected or appointed to serve as a Director of the Company at such annual meeting of shareholders.

(c)          Exercise Price.  The exercise price per share of Stock purchasable under an Option will be equal to 100% of the Market Value of a share of Common Stock on the date of grant of the Option.

(d)         Option Term.  Each Option will expire five years after the date of grant; provided, however, if the Participant ceases to serve as a Director of the Company prior to five years after the date of grant, the Option will expire as follows (except as otherwise provided in Section 4(f)): (i) if the Participant ceases to serve as a Director of the Company due to the Participant’s death, disability, or retirement at or after age 65, twelve months after such cessation of service, but in no event later than five years after the date of grant; and (ii) if the Participant ceases to serve as a Director of the Company for any reason other than due to the Participant’s death, disability, or retirement at or after age 65, at the date sixty (60) days after such cessation of service, but in no event later than five years after the date of grant.

(e)         Exercisability.  Each Option will vest and become exercisable in three equal annual installments, beginning on the first anniversary of the date of grant and continuing on the following two anniversaries and will thereafter remain exercisable until the Option expires.  In the event the Participant ceases to serve as a Director of the Company by reason of the Participant’s death or disability, the Option shall become vested and exercisable in full at the time of such termination.  In the event the Participant ceases to serve as a Director of the Company for any other reason (except as otherwise provided in Section 4(f) below) any portion of the Option that has not yet vested shall be forfeited.

(f)          Continued Service as an Employee.  If a Participant ceases serving as a Director and, immediately thereafter, he or she is employed by the Company or any subsidiary, then, solely for purposes of Sections 4(d) and (e) and Sections 5(d) and (e) of the Subplan, such

Participant will not be deemed to have ceased service as a Director at that time, and his or her continued employment by the Company or any subsidiary will be deemed to be continued service as a Director; provided, however, that such former Director will not be eligible for additional grants of Options or Restricted Share Units under the Subplan.

(g)         Method of Exercise. A Participant (or other person entitled to exercise an Option) may exercise an Option, in whole or in part, at such time as it is exercisable and prior to its expiration by giving written notice of exercise to the Company specifying the Option to be exercised and the number of shares of Common Stock to be purchased, and paying in full the exercise price as provided in the Plan.

(h)         Nontransferability.  Options shall not be assignable or transferable by a Participant except by will or the laws of descent and distribution (or pursuant to a beneficiary designation authorized under the Plan), and during the Participant’s lifetime, such Options and rights shall be exercisable only by such the Participant or the Participant’s duly appointed guardian or legal representative.  The foregoing notwithstanding, the Committee may provide that Options (or rights or interests therein), may be transferable, including permitting transfers to a Participant’s immediate family members (i.e., spouse, children, grandchildren, or siblings as well as the Participant), to trust for the benefits of such immediate family members, and to the partnerships in which such family members are the only parties, or other transfers deemed by the Committee to be not inconsistent with the purposes of the Plan.

5.           Restricted Share Units.

(a)            Initial Restricted Share Units.  A number of  Restricted Share Units having a value, as determined below on the date of grant, equal to $100,000 will be granted under the Subplan to each person who is first elected or appointed to serve as a Director of the Company after the Effective Date, such grants to be effective on the date of such first election or appointment.  For purposes of this Subplan, all determinations of value of Restricted Share Units shall be made by treating the value of a Restricted Share Unit as equal the Market Value of a share of Common Stock on the date of grant.

(b)           Annual Restricted Share Units.  A number of  Restricted Share Units having a value, as determined above on the date of grant, equal to $36,000 will be granted on the forty fifth (45th) day following each of the Company’s annual meetings of shareholders at which Directors (or a class of Directors if the Company then has a classified Board of Directors) are elected or reelected by the Company’s shareholders, to each Director in office on the date of grant; provided, however, that no such grant will be made to a person first elected or appointed to serve as a Director of the Company at such annual meeting of shareholders.

(c)          Vesting of Award.  The Restricted Share Units will become vested in three equal annual installments, commencing on the first anniversary of the date of grant and continuing thereafter on the second and third anniversaries thereof.  Unless otherwise provided by the Committee, all amounts receivable in connection with any adjustments to the Restricted

Share Units under Section 5.5 of the Plan shall be subject to the vesting schedule in this Section 5(c).

(d)         Termination of Service; Forfeiture of Unvested Share Units.  In the event the Participant ceases to serve as a Director of the Company by reason of the Participant’s death or disability, the Restricted Share Units shall become vested in full at the time of such termination.  In the event the Participant ceases to serve as a Director of the Company for any other reason (except as otherwise provided in Section 4(f) above) any portion of the Restricted Share Units that have not yet vested shall be forfeited.

(e)          Distribution of Shares.  The Company shall distribute to the Participant (or his or her heirs in the event of the Participant’s death) at the time of vesting of the Restricted Share Units, a number of shares of Common Stock equal to the number of Restricted Share Units then held by the Participant that became vested at such time; provided, however, that the Participant may elect that the distribution of the shares of Common Stock subject to a Restricted Share Unit be deferred until the time the Participant ceases to be a Director of the Company for any reason (except as otherwise provided in Section 4(f)), such election to be made in writing prior to the beginning of the calendar year in which the Restricted Share Unit is granted to the Participant (except that such a deferral election may be made (i) in the case of Restricted Share Units granted under Section 5(a) hereof, at any time on or prior to the date the Director is first elected or appointed to serve as a Director of the Company, and (ii) in the case of Restricted Share Units granted in connection with the first annual meeting of shareholders of the Company that occurs after the Effective Date of this Subplan, at any time on or prior to the date of grant).

(f)          Rights and Restrictions.  The Restricted Share Units shall not be transferable, other than pursuant to will or the laws of descent and distribution.  Prior to vesting of the Restricted Share Units and delivery of the shares of Common Stock to the Participant, the Participant shall not have any rights or privileges of a shareholder as to the shares of Common Stock subject to the Restricted Share Units.  Specifically, the Participant shall not have the right to receive dividends or the right to vote such shares of Common Stock prior to vesting of the Restricted Share Units and delivery of the shares of Common Stock.

6.           General.

(a)          Compliance with Legal and Trading Requirements.  The Subplan shall be subject to all applicable laws, rules and regulations, including, but not limited to, federal and state laws, rules and regulations, and to such approvals by any regulatory or governmental agency as may be required.

(b)         Amendment.  The Board may amend, alter, suspend, discontinue, or terminate the Subplan without the consent of shareholders of the Company or individual Directors; provided, however, that, without the consent of an affected Director, no amendment, alteration, suspension, discontinuation, or termination of the Subplan may impair or, in any other manner, adversely affect the rights of such Director to outstanding Options or Restricted Share Units granted hereunder.

(c)          Unfunded Status of Awards.  Section 5 of this Subplan is intended to constitute an “unfunded” plan of deferred compensation.  With respect to any payments not yet made to a Director, nothing contained in the Subplan shall give any such Director any rights that are greater than those of a general creditor of the Company; provided, however, that the Company may authorize the creation of trusts or make other arrangements to meet the Company’s obligations under the Subplan to deliver cash, or other property pursuant to any award, which trusts or other arrangements shall be consistent with the “unfunded” status of the Subplan unless the Company otherwise determines with the consent of each affected Director.

(d)         Nonexclusivity of the Subplan.  The adoption of the Subplan by the Board shall not be construed as creating any limitations on the power of the Board to adopt such other compensation arrangements as it may deem desirable, including, without limitation, the granting of options on Common Stock and other awards otherwise than under the Subplan, and such arrangements may be either applicable generally or only in specific cases.

(e)          Adjustments.  The adjustment provisions in Section 5.5 of the Plan are incorporated herein by reference and shall apply in the case of Options and Restricted Share Units granted hereunder; provided, however, that no adjustment shall be made pursuant thereto that causes any Option to be treated as deferred compensation pursuant to Section 409A of the Code.

(f)          No Right to Remain on the Board.  Neither the Subplan nor the crediting of awards under the Subplan shall be deemed to give any individual a right to remain a director of the Company or create any obligation on the part of the Board to nominate any Director for reelection by the shareholders of the Company.

(g)         Section 409A ..   It is intended that the Subplan and awards issued thereunder will comply with Section 409A of the Code (and any regulations and guidelines issued thereunder) to the extent the awards are subject thereto, and the Subplan and such awards shall be interpreted on a basis consistent with such intent.  The Subplan and any award agreements issued thereunder may be amended in any respect deemed by the Board or the Committee to be necessary in order to preserve compliance with Section 409A of the Code.

(h)         Governing Law.  The validity, construction, and effect of the Subplan shall be determined in accordance with the laws of the State of New York, without giving effect to principles of conflict of laws.

(i)           Titles and Headings.  The titles and headings of the Sections in the Subplan are for convenience of reference only.  In the event of any conflict, the text of the Subplan, rather than such titles or headings, shall control.